Exhibit 10.17
PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 7, 2014 by and between Covisint Corporation, a Michigan corporation (the “Company”), and Compuware Corporation, a Michigan corporation (“Purchaser”).
WHEREAS, there are 37,490,500 shares of the Common Stock of the Company (the “Shares”) currently issued and outstanding and Purchaser beneficially owns 30,003,000 Shares representing 80.028% of the voting power of the Shares;
WHEREAS, the Company has issued options to Participants in the Covisint 2009 Long Term Incentive Plan that, when exercised, may dilute the Share holdings of Purchaser;
WHEREAS, in order to prevent dilution of Purchaser’s holdings in the Company, the Company has chosen to grant Stock Appreciation Rights (each, an “SAR”) to Company option holders which would permit such option holder, in lieu of exercising his or her rights to exercise options granted to such option holder, to receive the cash value of the options; and
WHEREAS, in order to fund the exercise of the SARs by such Participants, Purchaser desires to buy, and the Company desires to sell, free and clear of any and all Liens (as defined herein), Shares held by the Company.
NOW, THEREFORE, in consideration of the foregoing and as hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I

PURCHASE AND SALE; CLOSING; TERMINATION
Section 1.1    Purchase and Sale.
(a)    Upon the terms and subject to the conditions of this Agreement, the Company agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase on June 25, 2014, One Million Dollars ($1,000,000) worth of Shares (the “Initial Purchase”), free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”). Purchaser agrees to pay fair market value (“FMV”) for all Shares of Company. The parties agree that, with respect to the Initial Purchase, FMV shall be the average of the closing price of the Company’s common stock on the NASDAQ Stock Exchange on each of the five trading days immediately preceding the purchase date.
(b)    Thereafter, no later than five business days after the end of each month the SARs are available to be exercised, the Company will provide Purchaser written notice (a “Notice of Subsequent Purchase”). Purchaser agrees to purchase the number of additional Shares that have a value equal to the “Monthly Value” (defined below) as properly set forth in such notice (each a “Subsequent Purchase”). The Notice of Subsequent Purchase shall clearly set forth (i) the aggregate dollar value of the SARs exercised during the prior month, (ii) the Monthly Value, if any, owing by Purchaser to the Company for the prior month, and (iii) the number of additional Shares required to cover the Monthly Value. For purposes of the foregoing, the “Monthly Value” owing by Purchaser to the Company, in respect of any Notice of Subsequent Purchase, shall equal the lesser of “A” or “B”, where “A” equals the aggregate dollar value of all SARs exercised during the month covered by the Notice of Subsequent Purchase and “B” equals the excess, if any, of (i) the aggregate dollar value of all SARs exercised since the date of this Agreement through the end of the month covered by the Notice of Subsequent Purchase, over (ii) the sum of the amount of the Initial Purchase plus all amounts expended by Purchaser to purchase shares pursuant to Article VII of the Master Separation Agreement made since the date of this Agreement through the end of the month covered by the Notice of Subsequent Exercise. The parties agree that, with respect to each Subsequent Purchase, FMV shall be the average of the closing price of the Company’s common stock on the NASDAQ Stock Exchange on each of the five trading days immediately preceding the purchase date.
Section 1.2    Closing.
(a)    The consummation of the Initial Purchase contemplated by this Agreement (the “Initial Closing”) shall take place on June 25, 2014 or such other date as the parties agree (the “Closing Date”), provided that the obligations of the Purchaser and the Company to consummate the transactions contemplated by this Agreement shall be conditioned upon there being no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.
(b)    The consummation of each Subsequent Purchase contemplated by this Agreement shall be completed within five (5) business days of receipt of each Notice of Subsequent Purchase (each a “Subsequent Closing” and the date on which such Subsequent Closing occurs a “Subsequent Closing Date”).
Section 1.3    Closing Delivery.
(a)    At or prior to the Closing Date and each Subsequent Closing Date, in accordance with Section 1.1 hereof, the Company shall deliver or cause to be delivered to Computershare, Ltd (“Computershare”), at an address to be designated in writing by Purchaser, the certificates representing the Shares to be purchased on the Closing Date or Subsequent Closing Date, as applicable, duly and validly endorsed or accompanied by stock powers duly and validly executed in blank and sufficient to convey to Purchaser good, valid and marketable title in and to such Shares, free and clear of any and all Liens. Upon the agreement of the Company and Purchaser, the Company may, in lieu of delivering certificates representing the Shares to be sold thereby, cause the applicable Shares to be delivered by Computershare through the facilities of the Depository Trust Company’s DWAC system to a brokerage account designated by Purchaser. In the event of such an election, Purchaser shall deliver a letter to Computershare, in a form reasonably acceptable to Computershare, which letter shall include the broker’s name, phone number and number of Shares to be so transferred, instructing Computershare to accept the DWAC.
(b)    On the Closing Date or any Subsequent Closing Date, as applicable, upon confirmation from Computershare that all documents have been delivered in accordance with Section 1.1 and Section 1.3(a) hereof, Purchaser shall deliver or cause to be delivered to the Company, an amount equal to the number of Shares purchased by Purchaser on the Closing Date or such Subsequent Closing Date, as applicable, multiplied by the FMV, by wire transfer of immediately available funds to such accounts as the Company specifies in writing prior to such Closing Date or Subsequent Closing Date, as applicable.
(c)    Each party hereto further agrees to execute and deliver such other instruments as shall be reasonably requested by a party hereto to consummate the transactions contemplated by this Agreement.
Section 1.4    Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.
Section 1.5    Termination. Except as otherwise provided herein, all obligations, rights and responsibilities under this Agreement shall terminate on the earlier of (a) the date Purchaser distributes the stock of the Company to its shareholders, or (b) December 31, 2014 or such other date as mutually agreed to by the Company and Purchaser the “Termination Date”). The obligation of Purchaser to purchase Shares pursuant to and in accordance with this Agreement shall apply to any SARs granted prior to the Termination Date; provided, however, the Notice of Subsequent Purchase must be received by Purchaser no later than ten (10) business days following the Termination Date.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby makes the following representations and warranties to Purchaser:
Section 2.1    Existence; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company has all requisite competence, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
Section 2.2    Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and, assuming due and valid authorization, execution and delivery by Purchaser, this Agreement will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.
Section 2.3    Ownership. The Company is the beneficial owner of the Shares to be purchased pursuant to this Agreement, free and clear of any and all Liens. The Company has full power and authority to transfer full legal ownership of the Shares purchased pursuant to this Agreement to Purchaser, and the Company is not required to obtain the approval of any person or governmental agency or organization to effect the sale.
Section 2.4    Good Title Conveyed. All Shares sold by the Company hereunder shall be transferred free and clear of any and all Liens and good, valid and marketable title to such Shares will effectively vest in Purchaser at the Initial Closing or any Subsequent Closing, as applicable.
Section 2.5    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company that could impair the ability of the Company, to perform its obligations hereunder or to consummate the transactions contemplated hereby.
Section 2.6    Other Acknowledgements. The Company acknowledges that none of Purchaser or any of Purchaser’s directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
PURCHASER
Purchaser makes the following representations and warranties to the Company:
Section 3.1    Existence; Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.
Section 3.2    Enforceability. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.
Section 3.3    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser that could impair the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby.
Section 3.4    Other Acknowledgments. Purchaser represents that it is a sophisticated investor and that it knows that the Company may have material non-public information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to Purchaser’s decision to purchase Shares. Purchaser further represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of Shares and has, independently and without reliance upon the Company, made its own analysis and decision to purchase Shares. Purchaser acknowledges that none of the Company or any of the Company’s directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement. The purchase of Shares by Purchaser pursuant to this Agreement (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to Purchaser.
ARTICLE IV

MISCELLANEOUS
Section 4.1    Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Initial Closing and any Subsequent Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.
Section 4.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:
If to the Company:
Covisint Corporation
One Campus Martius, Suite 700
Detroit, Michigan 48226
Attn: Michael Sosin, General Counsel
Email: Michael.Sosin@covisint.com

If to Purchaser:

Compuware Corporation
One Campus Martius
Detroit, Michigan 48226
Attn: Daniel Follis, General Counsel
Email: Dan.Follis@compuware.com

Section 4.3    Certain Definitions. As used in this Agreement, (a) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and shall include persons who become Affiliates of any person subsequent to the date hereof; and (b) the Company and Purchaser are referred to herein individually as a “party” and collectively as “parties.”
Section 4.4    Specific Performance. The Company, on the one hand, and Purchaser, on the other hand, acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.
Section 4.5    No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
Section 4.6    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
Section 4.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld). Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.
Section 4.8    Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.
Section 4.9    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 4.10    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.
Section 4.11    Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of Michigan for the purposes of any action, suit or proceeding arising out of or with respect to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of Michigan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY.
Section 4.12    Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
Section 4.13    Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
Section 4.14    Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

COMPUWARE CORPORATION

By:        /s/ Joseph Angileri
Name: Joseph Angileri
    Title: Chief Financial Officer

COVISINT CORPORATION

By:        /s/ Enrico Digirolamo
Name: Enrico Digirolamo
    Title: Chief Financial Officer

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